Exhibit 99.1

December 13, 2023

Board of Directors

Edify Acquisition Corp.

888 7th Avenue, 29th Floor

New York, NY 10106

Re:	Registration Statement on Form S-4 of Unique Logistics International, Inc. (the “Registration Statement”)

Members of the Board of Directors:

Reference is made to our opinion letter, dated December 15, 2022 (“Opinion Letter”), as to whether the Merger Consideration (as defined in the Opinion Letter) to be paid by Edify Acquisition Corp. (collectively with its subsidiaries, the “Company”) pursuant to the Merger Agreement by and among the Company, Edify Merger Sub, Inc. (“Merger Sub”), and Unique Logistics International, Inc. (“UNQL”), is fair from a financial point of view to the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary of the Proxy Statement/Consent Solicitation Statement/Prospectus – Opinion of Edify’s Financial Advisor,” “Proposal No. 1 – The Merger Proposal – Background of the Transactions,” “Proposal No. 1 – The Merger Proposal – Edify’s Board of Directors’ Reasons for Approval of the Transactions,” “Proposal No. 1 – The Merger Proposal – Certain Financial Projections Provided to the Edify Board,” “Proposal No. 1 – The Merger Proposal – Opinion of Edify’s Financial Advisor,” “Proposal No. 1 – The Merger Proposal – Recommendation of the Edify Board,” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Lincoln International LLC

By:	/s/ Chris Gregory
Name: Chris Gregory
Title: Managing Director